         EXHIBIT 99.2

Second Quarter Update and Financial Results

Dear Shareholders,

The second quarter of 2009 was, across the board, a very important quarter for us and I would like to begin by highlighting our four most important achievements:

•	We clarified our regulatory path in the United States for the Celution® System and are pleased to learn that it will be regulated as a medical device, not as a drug or a biologic product.

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We have had the largest number of consumable shipments per quarter since the beginning of commercialization, while we have continued to increase our installed base of Celution and StemSource® units in the field.

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We have demonstrated the feasibility and versatility of the platform by successfully completing enrollment in two cardiac clinical studies and expanding the number of trial centers and the enrollment in the RESTORE II breast reconstruction study. Furthermore, the number of investigator-initiated studies continues to expand throughout the world for a broad number of applications.

•	We strengthened our balance sheet through two equity transactions that permit us to better execute our business strategy.

Regulatory Update

Our regulatory path in the European Union has been clearly defined as a medical device since we first sought marketing approval for the Celution System in Europe. The path in the United States had previously been less defined. Recently however, the FDA has determined that our Celution® 700 System will be regulated in the U.S. as a medical device. As a result, we anticipate ultimate clearance as either a Class II or Class III device and the next step with the FDA is to determine whether approval will require a clinical study or whether current data is sufficient for device clearance. A forthcoming filing to the FDA and subsequent communications are the next steps to define our timeline in the U.S.  Our current estimate is that U.S. approval could come as early as 2010, depending largely on whether U.S. clinical studies are required and if so, the scope of the study design and follow up period.

Consistent with our experience in the EU and the U.S., in Japan, we are preparing a medical device application to file with the Ministry of Health (MHLW). The time to approval will depend in part on the determination of any clinical requirements.

Penetration of Cytori Technology

The number of Celution and StemSource systems in the field continues to grow as does the rate of consumables sold. Both systems are primarily sold through a combination of distribution partners and our direct sales force. During Q2 of this year, we sold 12 systems. By the end of June 2009, a cumulative total of 70 systems have been sold to end users, distributors or are generating revenue through consumable usage. The remaining units in the field are at clinical trial centers. We realized another quarter to quarter increase in consumables shipped. In the second quarter, 313 total units were shipped compared with 241 units in Q1 2009. Notably, the consumables shipped in Q2 represented the highest quarterly number since our product introduction. For this quarter, as in previous quarters, the consumables shipped represented a mix of opening or stocking orders, clinical trial units, and reorders. In the second quarter, 146 of 313 consumables sold were reorders. We believe this is a strong indicator of physician and patient satisfaction and demand for the technology.

Clinical Trial Progress

Enrollment has been completed in both of our cardiovascular disease studies in Europe this year and both were declared to have met their primary safety and feasibility objectives by an independent steering committee. Clinical data from both trials are being accumulated with results expected in the first half of 2010.

The 70 patient RESTORE-2 breast reconstruction study has enrolled more than 50 patients and we expect interim data to be reported later this year. The goals of this study are as follows:

•	Show objectively that the Celution System can be used effectively by doctors to reconstruct soft tissue defects in patients following partial mastectomy;

•	Expand the regulatory claims for the technology; and

•	To enable pan-European reimbursement for this indication.

In addition to our three sponsored clinical trials, our strategy is to monitor the efforts of leading physicians around the globe in their efforts to adapt and apply Cytori’s Celution System for an even broader number of medical conditions. More than ten such studies are enrolling patients or are in the planning stages. These studies include but are not limited to liver insufficiency, chronic wounds, post operative renal insufficiency, which enrolled its first patient last week, and urinary incontinence, which we have been informed by the Principal Investigator that the initial five patient feasibility study has been completed and is now proceeding to a larger efficacy study.

Financial Results

Total revenues were $8.5 million and $10.5 million for the three and six months ended June 30, 2009, respectively, compared to $1.4 million and $2.4 million for the same periods in 2008. As part of our Olympus partnership, we recognized $7.3 million in development revenue in the second quarter of 2009, due to the completion of enrollment in cardiovascular disease clinical safety and feasibility studies. Product revenues were $1.3 million and $3.2 million for the three and six months ended June 30, 2009, respectively, compared to $1.4 million and $1.6 million for the same periods in 2008. Gross profit was $0.5 million and $1.3 million for the three and six months ended June 30, 2009, respectively, compared to $0.7 million and $0.8 million for the same periods in 2008.

Cytori continued to lower operating expenses in the second quarter of 2009, due mostly to the significant reduction in research and development and general and administrative expenses, offset in part by a planned increase in sales and marketing expenses, as the company shifts its focus toward commercialization. Total operating expenses, less the change in fair value of warrants and option liabilities, were $6.7 million and $13.9 million for the three and six months ended June 30, 2009, respectively, compared to $9.3 million and $18.3 million, for the same respective periods in 2008.

Net loss decreased to $0.8 million and $6.9 million for the three and six months ended June 30, 2009 compared to $8.4 million and $16.7 million for the respective periods in 2008, respectively. The improvement in net loss is attributable mostly to increased development revenue and the significant reduction in research and development and general and administrative expenses during the second quarter of 2009.

We ended the second quarter of 2009 with $13.9 million in cash and cash equivalents plus $1.5 million in accounts receivable, compared to $12.6 million in cash and cash equivalents and $1.3 million in accounts receivable as of December 31, 2008. The balance sheet was strengthened from a private placement that raised $4.2 million during the second quarter and from a 12 month equity agreement with Seaside 88, which generated approximately $0.8 million in proceeds in the second quarter and $2.5 million in additional proceeds subsequent to the end of the quarter.

Establishing the Market in Regenerative Medicine

Cytori is leading the formation of the emerging market of regenerative medicine by delivering its therapeutic technology to patients around the world. The foundation for leadership has occurred as a result of specific achievements over the past few years, for example:

-	Six years of significant investment into science and engineering have yielded a marketable and reliable device that has been used safely and successfully in many diverse clinical situations.

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We estimate that approximately 500 patients have been treated so far with the Celution System. This illustrates the utility and versatility of the technology and helps support local and regional reimbursement efforts in countries such as the U.K., Germany, Italy, Greece, and Japan. This also provides increasing visibility to new patients and physicians to further drive adoption of the technology.

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Continually evolving customer support efforts are targeted first to physicians desiring better patient outcomes, but also better practice economics. In addition, increased focused is being directed towards educating patients on these improved outcomes and ensuring they can easily connect with physician providers of Cytori technology.

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To optimally position the company for scaled growth, we have established key partnerships with leading global companies. This includes consideration of not only global product distribution with market leaders such as GE, Green Hospital Supply and select local distributors but also production and servicing of the next generation products through our joint venture with Olympus Corporation.

-	Our global device-based regulatory strategy is now more fully validated allowing us to accelerate achievement of both general and more specific market approvals for important clinical indications.

Cytori is dedicated to achieving critical mass in the emerging opportunity represented by regenerative medicine. By developing the commercial standard for point-of-care regenerative medicine, market leadership is possible. Many key elements are already in place. Others are forthcoming soon. Measures such as an expanding installed base of our technology as well as increasing rates of system utilization will help tangibly communicate our progress to this goal.

Thank you for your interest in Cytori and we look forward to updating you again in three months on our growth and progress.

Warm Regards,
Christopher J. Calhoun
Chief Executive Officer

Cautionary Statement Regarding Forward-Looking Statements

This shareholder letter includes forward-looking statements regarding a variety of events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our forecasts for 2009 product sales and revenues, our anticipated regulatory clearances and approvals, the growth of potential clinical applications for our products, market acceptance of our products, and our ability to continue enrollment of patients in clinical trials are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection intellectual property rights, regulatory uncertainties regarding the collection and results of, clinical data, dependence on third party performance, as well as other risks and uncertainties described under the "Risk Factors" in Cytori's Securities and Exchange Commission Filings. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.